Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS SECOND QUARTER 2015 REVENUE GROWTH OF 22%
Record Revenues of $235.1 Million Due to Strength in Materials Processing and High Power Laser Sales
Powers 25% Rise in EPS
OXFORD, Mass. – July 28, 2015 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the second quarter ended June 30, 2015.

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions, except per share data)	2015	2014	% Change	2015	2014	% Change
Revenue	$235.1	$192.2	22%	$434.1	$362.8	20%
Gross margin	54.7%	54.2%		54.5%	53.3%
Operating income	$87.4	$68.7	27%	$169.5	$126.5	34%
Operating margin	37.2%	35.8%		39.0%	34.9%
Net income attributable to IPG Photonics Corporation	$61.3	$48.3	27%	$118.7	$88.8	34%
Earnings per diluted share	$1.15	$0.92	25%	$2.22	$1.68	32%
Management Comments
"IPG grew revenues 22% year over year to a record $235.1 million for the second quarter of 2015, as we continue to expand market penetration of fiber lasers in materials processing applications," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "Through our increasing scale, continued innovation and operating efficiencies, we achieved a gross margin of 54.7% and increased earnings per diluted share by 25% year-over-year to $1.15."
Expansion in existing and new OEM customers delivered a 21% increase in materials processing sales for the second quarter of 2015. High-power fiber lasers sales grew strongly increasing by 27%, and IPG also had healthy growth in medium-power, low-power and QCW lasers. Sales for other applications, including advanced applications, telecom and medical applications, increased 54% from the same quarter last year, and as a group accounted for 5% of total revenue. Geographically, IPG delivered its highest sales growth in Asia followed by lower levels of growth in Europe and North America.
In the second quarter, earnings per diluted share increased by 25% to a record $1.15, which includes $0.04 per share related to foreign exchange losses as compared to a $0.01 foreign exchange loss in 2014. The growth in earnings per share was driven by the increase in revenue and an improvement in operating margins.
During the second quarter, IPG generated $49.4 million in cash from operations and used $18.6 million to finance capital expenditures. IPG ended the quarter with $571.5 million in cash and cash equivalents after repayment of an $11 million term loan which matured in the second quarter.
Business Outlook and Financial Guidance
"In the second quarter, our book-to-bill ratio continued to be significantly better than one. As we enter the second half of 2015, we remain focused on establishing partnerships with new OEMs and end-users, deepening our relationships with existing customers and developing the next generation of fiber laser-based products to address new markets and applications," concluded Dr. Gapontsev.
IPG Photonics expects revenue in the range of $235 million to $250 million for the third quarter of 2015. The Company anticipates earnings per diluted share in the range of $1.15 to $1.30 based on 53,442,000 diluted common shares, which includes 52,657,000 basic common shares outstanding and 785,000 potentially dilutive options at June 30, 2015.

As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, product demand, order cancellations and delays, competition and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.92, Russian Ruble 57 and Japanese Yen 124, respectively.
Conference Call Reminder
The Company will hold a conference call today, July 28, 2015 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the "Investors" section of the Company's website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 709-8155 or (201) 689-8881. An archived version of the webcast will be available for approximately one year on IPG's website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, IPG's focus on establishing partnerships with new OEMs and end-users, deepening relationships with existing customers and developing the next generation of fiber laser-based products to address new markets and applications and guidance for the third quarter of 2015. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; the Company's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of the Company's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in the Company's SEC filings. Readers are encouraged to refer to the risk factors described in the Company's Annual Report on Form 10-K (filed with the SEC on February 28, 2015) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands, except per share data)
NET SALES	$235,138	$192,204	$434,098	$362,779
COST OF SALES	106,435	87,977	197,568	169,268
GROSS PROFIT	128,703	104,227	236,530	193,511
OPERATING EXPENSES:
Sales and marketing	7,962	8,047	15,511	15,212
Research and development	15,114	13,362	29,344	26,146
General and administrative	15,017	13,124	27,795	26,040
Loss (gain) on foreign exchange	3,167	945	(5,585)	(425)
Total operating expenses	41,260	35,478	67,065	66,973
OPERATING INCOME	87,443	68,749	169,465	126,538
OTHER INCOME (EXPENSE), Net:
Interest expense, net	(112)	—	(296)	(139)
Other income, net	161	239	246	573
Total other income (expense)	49	239	(50)	434
INCOME BEFORE PROVISION FOR INCOME TAXES	87,492	68,988	169,415	126,972
PROVISION FOR INCOME TAXES	(26,249)	(20,705)	(50,825)	(38,158)
NET INCOME	61,248	48,283	118,590	88,814
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(55)	—	(68)	—
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$61,299	$48,283	$118,658	$88,814
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$1.16	$0.93	$2.26	$1.71
Diluted	$1.15	$0.92	$2.22	$1.68
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	52,657	52,068	52,572	52,019
Diluted	53,442	52,769	53,355	52,747

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2015	2014	2015	2014
Cost of sales	$1,359	$1,041	$2,515	$1,931
Sales and marketing	509	434	944	807
Research and development	993	772	1,863	1,426
General and administrative	1,874	1,658	3,540	3,008
Total stock-based compensation	4,735	3,905	8,862	7,172
Tax benefit recognized	(1,565)	(1,250)	(2,908)	(2,295)
Net stock-based compensation	$3,170	$2,655	$5,954	$4,877

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS IN COST OF SALES

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2015	2014	2015	2014
Cost of sales
Amortization of intangible assets (1)	410	156	645	312
Total acquisition related costs	$410	$156	$645	$312

(1) Amount relates to intangible amortization expense during periods presented including amortization of acquired patents

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2015	2014
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$571,508	$522,150
Accounts receivable, net	169,828	143,109
Inventories	190,848	171,009
Prepaid income taxes	27,822	20,967
Prepaid expenses and other current assets	24,241	21,295
Deferred income taxes, net	18,123	15,308
Total current assets	1,002,370	893,838
DEFERRED INCOME TAXES, NET	7,495	5,438
GOODWILL	516	455
INTANGIBLE ASSETS, NET	14,013	9,227
PROPERTY, PLANT AND EQUIPMENT, NET	288,553	275,082
OTHER ASSETS	21,594	26,847
TOTAL	$1,334,541	$1,210,887
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$1,600	$2,631
Current portion of long-term debt	2,000	13,333
Accounts payable	21,537	17,141
Accrued expenses and other liabilities	68,274	64,057
Deferred income taxes, net	3,670	3,241
Income taxes payable	28,690	21,672
Total current liabilities	125,771	122,075
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	26,348	22,584
LONG-TERM DEBT, NET OF CURRENT PORTION	18,667	19,667
Total liabilities	170,786	164,326
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 52,721,014 shares issued and outstanding at June 30, 2015; 52,369,688 shares issued and outstanding at December 31, 2014	5	5
Additional paid-in capital	591,718	567,617
Retained earnings	709,860	591,202
Accumulated other comprehensive loss	(139,262)	(112,263)
Total IPG Photonics Corporation stockholders' equity	1,162,321	1,046,561
NONCONTROLLING INTERESTS	1,434	—
Total equity	$1,163,755	$1,046,561
TOTAL	$1,334,541	$1,210,887

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2015	2014
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$118,590	$88,814
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,176	17,088
Provisions for inventory, warranty & bad debt	18,804	12,207
Other	3,427	389
Changes in assets and liabilities that used cash:
Accounts receivable/payable	(27,326)	(23,404)
Inventories	(33,211)	(14,988)
Other	950	(3,231)
Net cash provided by operating activities	101,410	76,875
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment and intangible assets	(32,606)	(45,781)
Proceeds from sales of property, plant and equipment	139	254
Acquisition of businesses, net of cash acquired	(4,958)	—
Other	86	42
Net cash used in investing activities	(37,339)	(45,485)
CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	(777)	(535)
Principal payments on long-term borrowings	(12,333)	(667)
Tax benefits from exercise of employee stock options	5,665	2,426
Exercise of employee stock options and issuances under employee stock purchase plan	9,574	3,379
Net cash provided by financing activities	2,129	4,603
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(16,842)	(1,337)
NET INCREASE IN CASH AND CASH EQUIVALENTS	49,358	34,656
CASH AND CASH EQUIVALENTS — Beginning of period	522,150	448,776
CASH AND CASH EQUIVALENTS — End of period	$571,508	$483,432
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$533	$223
Cash paid for income taxes	$44,728	$41,525